UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2010

VISION INDUSTRIES CORP.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-146209	14-1908451
(Commission File Number)	(IRS Employer Identification No.)

120 Eucalyptus Dr.

El Segundo, CA 90245

(Address of principal executive offices and zip code)

(310) 454-5658

 (Registrant’s telephone number including area code)

2601 Ocean Park Blvd., Suite 110

Santa Monica, CA 90405

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 5, 2010 and for value received, the Company entered into an agreement to pay Novium Opportunity Umbrella SICAV PLC-Quality Investment Fund (the “Holder”) the principal sum of Three Hundred Thousand EURO (EURO 300,000) ($414,330.00 USD).  This Convertible Promissory Note (the “Note”) is an unsecured 12% Convertible Subordinated Promissory Note, limited in the aggregate principal amount of Euro 300,000.   The outstanding principal balance of the Note bears interest at the rate of twelve percent (12%) per annum.  Interest shall accrue on the actual number of days elapsed based upon a 365-day year.  Interest through the last day of each calendar quarter shall be due and payable in arrears on the first business day of the month immediately following the end of such calendar quarter.

The Company may prepay, in full or in part, the outstanding principal balance of the Note plus any and all accrued interest thereon without penalty.  In the event the Company chooses to prepay, it shall provide the Holder with written notice of its intent to prepay, including the amount to be paid, and the Holder may then elect to convert the Noticed Prepayment Amount into shares of the Company’s Common Stock at the conversion price of $0.065 USD.  Furthermore, the Holder (1) may elect to convert the outstanding balance due, including interest thereon, at the conversion price of $0.065 at any time up to the Maturity Date of October 1, 2012 or (2) must automatically convert on the earlier of (i) the effective date of a registration statement for a public offering of the Company’s Common Stock, if such offering results in an offering of at least Five Million Dollars ($5,000,000) of Common Stock or (ii) the date on which the Common Stock is listed for sale on a national stock exchange and has maintained for no less than thirty (30) consecutive trading days a sales or bid price average quoted on a national exchange of at least Five Dollars ($5.00) per share.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2010, the Board of Directors of the Company appointed Brett D. Mayer, age 46, and Scott Lambert, age 52, to serve as Independent Directors of the Company until the next Annual Shareholder meeting at which directors are elected.

Brett D. Mayer was at Heitman/JMB from 1990 to 2004 where he served in several positions, culminating in a partnership. He worked on over $1 billion in real estate workouts, acquisitions, developments restructurings and financings. During his tenure at the company, Mr. Mayer was involved in various types of assets and investment fund creation and execution.  After departing from Heitman/JMB, Mr. Mayer created, ran, partially owned, and raised the money for two separate strategic joint ventures with one of the country’s largest public pension funds as its lead investor and one of the largest private developers in the country as a co-owner. Collectively, those two ventures targeted $140 million to invest in inner city neighborhood retail throughout the country. Mr. Mayer holds a Bachelor of Science and Arts degree in Real Estate and Finance from the University of Denver and a Masters in Communications degree from Loyola University. Mr. Mayer sits on the board of the USC Ross Minority program and sat on the board of ANERA, a refugee aid program.

Scott Lambert worked as Executive Vice President at the William Morris Agency from 1994 to 2008 and served as President of the Business Group and Executive Vice President of Production at Relativity Media from 2008 through 2009. Mr. Lambert is currently Chairman of SPL Media, a media consulting firm, as well as Executive Vice President of American Dream Sun, a solar energy company.  He also works as a producer in Broadway, film and TV and has an overall production deal at Relativity Media LLC.  Mr. Lambert holds a BS from American University at Washington and a JD from Pepperdine University School of Law. He currently serves on the board of directors of the Mattel Children's Hospital at UCLA.

Neither Mr. Mayer nor Mr. Lambert have entered into any transactions with us which would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)).

As compensation, both Mr. Mayer and Mr. Lambert shall receive options to purchase 1,000,000 shares of Company Stock under the Vision Industries Corp. Amended 2009 Non-Qualified Stock Option Plan.  Such fee may be adjusted from time to time as agreed by Messrs Mayer and Lambert and the Company.  And, Messrs Mayer and Lambert have acknowledged that they shall not be entitled to any other benefits or compensation from the Company for services provided.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION INDUSTRIES CORP.
Dated: October 12, 2010	By:	/s/ MARTIN SCHUERMANN
Name: Martin Schuermann Title: President and Chief Executive Officer